UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

American Assets Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-3338708
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11455 El Camino Real, Suite 200, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan

(Full title of the plan)

John W. Chamberlain

Chief Executive Officer and President

American Assets Trust, Inc.

11455 El Camino Real, Suite 200, San Diego, California 92130

(Name and address of agent for service)

(858) 350-2600

(Telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 South Grand Ave.

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company.)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	4,054,411	$20.50	$83,115,426	$9,650
Total	4,054,411			$9,650

(1)	Represents 4,054,411 shares of the Registrant’s common stock (“Common Stock”) issuable under the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the initial public offering price of the Registrant’s common stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on January 14, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in this Part I will be sent or given to participants in the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by American Assets Trust, Inc., a Maryland corporation (referred to herein as “we,” the “Registrant,” or the “Company” ), with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s prospectus filed pursuant to Rule 424(b)(1) under the Securities Act on January 14, 2011.

(d)	The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on January 11, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision which eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself and the Company’s bylaws obligate it, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of American Assets Trust, L.P., the partnership of which the Company serves as sole general partner.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered or expects to enter into customary indemnification agreements with each of its directors and executive officers that obligate the Company to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or executive officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding (including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement) to which the director or executive officer is, or is threatened to be, or otherwise becomes involved in, as a result of his or her service to the Company, in those or certain other capacities. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists. In addition, the indemnification agreements require the Company to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Company.

The Company has obtained an insurance policy under which its directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 18, 2011.

AMERICAN ASSETS TRUST, INC., a Maryland corporation

By:	/S/ JOHN W. CHAMBERLAIN
	Name:	John W. Chamberlain
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ ERNEST S. RADY Ernest S. Rady	Executive Chairman of the Board of Directors	January 18, 2011

/S/ JOHN W. CHAMBERLAIN John W. Chamberlain	Chief Executive Officer and President	January 18, 2011

/S/ ROBERT F. BARTON Robert F. Barton	Chief Financial Officer	January 18, 2011

/S/ LARRY E. FINGER Larry E. Finger	Director	January 18, 2011

/S/ EDWARD F. LANGE, JR. Edward F. Lange, Jr.	Director	January 18, 2011

/S/ DUANE A. NELLES Duane A. Nelles	Director	January 18, 2011

/S/ THOMAS S. OLINGER Thomas S. Olinger	Director	January 18, 2011

/S/ ROBERT S. SULLIVAN Robert S. Sullivan	Director	January 18, 2011

EXHIBIT INDEX

Sequentially Numbered Exhibit	Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

4.1	Form of Certificate of Common Stock of American Assets Trust, Inc.	S-11/A	333-169326	4.1	January 3, 2011

+5.1	Opinion of Venable LLP

+23.1	Consent of Venable LLP (included in Exhibit 5.1)

+23.2	Consent of Ernst & Young LLP

+23.3	Consent of Accuity LLP

99.1	American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan	S-11/A	333-169326	10.3	December 6, 2011

+	Filed herewith.